Exhibit 99.1

Royal Gold Reports Third Quarter 2020 Results

DENVER, COLORADO. MAY 6, 2020: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports net income of $38.6 million, or $0.59 per share, on revenue of $136.4 million in its fiscal third quarter ended March 31, 2020 (“third quarter”).  Adjusted net income[1] was $44.3 million, or $0.68 per share, after excluding a loss on changes in the fair value of equity securities of $0.05 per share and a one-time non-cash employee stock compensation expense item of $0.04 per share.

“Our business model, underpinned by a large, diverse and gold-based operating portfolio, has performed well and allowed us to deliver another solid quarter of operating and financial results as unprecedented challenges caused by COVID-19 began to develop,” commented Bill Heissenbuttel, President and CEO.

“The health and safety of our employees is our top priority, and we are successfully managing our business remotely.  Although our high margin provided operating

Third Quarter Key Metrics Compared to Prior Year Quarter:

•  Revenue of $136.4 million, an increase of 24.3%

•  Operating cash flow of $99.7 million, an increase of 28.7%

•  Volume of 86,200 GEOs[2], an increase of 2.4%

•  Dividends paid of $18.4 million, an increase of 5.7%

•  Average price of $1,583 per gold ounce, an increase of 21.4%

cash flow of approximately $100 million during the quarter, we drew $200 million on our revolving credit facility after the end of the quarter as a precautionary liquidity measure in the event that production suspensions at assets within our portfolio arise, continue or are reinstated.  While the impact of COVID-19 has had a limited impact on our producing properties to date, it is difficult to confirm the potential revenue impact of future or ongoing suspensions and we will look to manage our credit facility balance accordingly as the environment evolves.”

The uncertain economic outlook facing the mining industry more generally may present new business development opportunities, and our strong balance sheet and continued access to liquidity position us well to take advantage of new opportunities that may become available.  While we are focused on these opportunities, we recognize the significant impact the COVID-19 pandemic is having on the communities where we live and work, and Royal Gold has made donations totaling $525,000 to charities working in Colorado, Toronto, Vancouver and Lucerne to help address a variety of needs including food, community programs, and medical supplies and equipment.  Working with our Peak Gold project partner, Contango ORE, Inc., we also increased community support to the Native Village of Tetlin.”

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau Project (“Khoemacau”) in Botswana, and the project reached approximately 43% of construction completion at the end of the third quarter with 80% of the capital committed.  Also according to KCM,  activities are focused on underground development, boxcut construction, construction of accommodation, power and water infrastructure at Zone 5, completing construction of the haul road between Zone 5 and the Boseto mill, and refurbishment of the Boseto mill.  KCM also reported that underground development on two of the five planned declines started in early February and a further two started in early March.

On April 3, Royal Gold made the third advance payment of $47.9 million, which brings the total contribution to $135.7 million.  Royal Gold expects to fund approximately $65 million during the remainder of calendar year 2020, and the total remaining commitment in calendar year 2021 is expected to range from approximately $11 million for the base stream of 80% of payable silver to approximately $64 million should KCM elect to increase the stream from 80% to 100% of payable silver.  Further payments are subject to certain conditions and are scheduled to be made on a quarterly basis using an agreed formula and certification process as project spending progresses.

According to KCM, although a six-month state of emergency has been declared by the Government of Botswana to help prevent the spread of COVID-19, mining has been designated an “essential service” and activity at Khoemacau is continuing.  Barring any potential delays caused by COVID-19 considerations, KCM continues to expect the first shipment of concentrate by the middle of calendar 2021.

1Adjusted net income is a non-GAAP financial measure.  See Schedule A of this press release for additional information.

2See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Mount Milligan

On March 26, 2020, Centerra Gold Inc. (“Centerra”) published an updated Canadian National Instrument 43-101 (“NI 43-101”) technical report for the Mount Milligan mine, which provides a detailed update to the life of mine plan contained in the previous NI 43-101 report for Mount Milligan published by Centerra in February of 2017.

Centerra reported a reduction in proven and probable reserves due to increased costs, lower expected productivities, and lower process plant throughput compared to the 2017 report, as well as an update to the resource model and re-estimation of metallurgical recoveries.  Details for the reserves and updated life of mine plan, which does not contemplate any growth capital or inclusion of additional mineralized material, were reported by Centerra as follows:

•

Reserves as of December 31, 2019 containing 2.4 million ounces of gold and 959 million pounds of copper (comprised of 191.0 million tonnes grading 0.39 grams per tonne of gold and 0.23% of copper).  Reserves were calculated using a gold price of $1,250 per ounce, a copper price of $3.00 per pound, and an exchange rate of US$ 1.00 to C$ 1.25;

•	Production based on a 9-year reserve life through calendar 2028;
•	Average life of mine recoveries of 61.8% for gold and 80.6% for copper;
•	Life of mine payable gold production of 1.45 million ounces, or an average of 161,000 ounces per year;
•	Life of mine payable copper production of 735.6 million pounds, or an average of 81.7 million pounds per year; and,
•

Average life of mine all-in sustaining cost of $704 per ounce of gold sold on a by-product basis, which includes sustaining capital and copper revenue credits (assuming a copper price of $3.00 per pound and an exchange rate of US$ 1.00 to C$ 1.25).

As of March 31, 2020, Royal Gold has recognized a total of $711.5 million in revenue, or $483.4 million of revenue net of cash payments for gold and copper received, which represents approximately 62% of the total $781.5 million investment in Mount Milligan.  The net book value of Royal Gold’s investment as of March 31, 2020, was $572.3 million.  Due to the reduction in gold and copper reserves, as reported by Centerra, the depletion rate of Royal Gold’s investment at Mount Milligan increased from $402 to $764 per ounce of gold and from $0.81 to $1.48 per pound of copper.

On April 1, 2020, Centerra announced that reductions of manpower and throughput to 50,000 tonnes per day at Mount Milligan would occur as a result of actions implemented to combat the COVID-19 pandemic.  On May 1, Centerra announced that processing of surface ore stockpiles using only the primary crusher continued during this period of reduced operations, and a planned two-week maintenance shut-down occurred during mid-April.  Centerra further reported that process plant operations restarted in late April and mine operations are expected to ramp up production in mid-May, and the short-term decrease in activity is not expected to have a material impact on calendar 2020 production, or cause changes to calendar 2020 guidance.

Pueblo Viejo

Barrick Gold Corporation (“Barrick”) reported that it continues to advance engineering and evaluation work towards a feasibility study for the process plant expansion and proposed tailings storage facility that could extend the mine life at Pueblo Viejo to beyond calendar 2040.  Barrick estimates that the process plant and tailings expansion project could significantly increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar 2022 (on a 100% basis), and that the increase in tailings storage capacity has the potential to convert approximately 11 million ounces of mineralized material to reserves (on a 100% basis).

Peñasquito

On May 5, 2020, Newmont announced that operations at Peñasquito were placed on care and maintenance on April 12 due to a Mexican federal government decree to temporarily suspend all non-essential activities in Mexico as part of a nationwide effort to help slow the spread of COVID-19.  Newmont further stated that it has continued to engage with government at all levels on a restart plan, and the site is well positioned to ramp back up quickly and efficiently over a two-week period once operations are allowed to restart.

Rainy River

On February 13, 2020, New Gold Inc. (“New Gold”) announced the results of an updated life of mine plan for the Rainy River mine.  The corresponding NI 43-101 technical report was filed on March 27, 2020.  New Gold reported that the mine plan was based on proven and probable reserves estimated at a gold price of $1,275 per ounce and a silver price of $17.00 per ounce, and it expects there may remain potential to extend the underground mine life beyond calendar 2028 should the prevailing gold price support the development of additional underground mining areas during that period and/or exploration efforts increase the resource inventory.  Key highlights of the updated plan as reported by New Gold include:

•

A mine plan covering the calendar 2020 to 2028 period, which considers mining from a smaller and higher-grade open pit through to early 2025, with concurrent mining from a smaller and more selective underground operation from 2022 through 2027. Processing of stockpiled low-grade open pit material is expected to supplement underground mill feed during 2026 to 2028;
•	Overall gold grade of 1.10 grams per tonne mined and 1.06 grams per tonne milled;
•	Average gold recovery of 89%;
•

Average gold equivalent production of 289,000 ounces per year (including 3.6 million ounces of silver converted to gold equivalent using a gold price of $1,300 per ounce and silver price of $16.00 per ounce); and,

•	Proven and probable reserves of 2.636 million ounces of contained gold and 6.266 million ounces of contained silver as at December 31, 2019.

As of March 31, 2020, Royal Gold has recognized revenue from gold and silver produced at Rainy River net of cash payments of approximately $38.0 million, which represents approximately 22% of the total $175 million advance payment for its investment at Rainy River.

As of March 31, 2020, the net book value of Royal Gold’s investment at Rainy River was $152.6 million.  Due to the reduction in gold and silver reserves at Rainy River, as reported by New Gold, Royal Gold’s depletion rates increased from $591 to $848 per ounce of gold and from $6.34 to $11.27 per ounce of silver.

As a result of measures to address the spread of COVID-19, Rainy River completed a voluntary two-week shutdown from March 20 to April 2, 2020 according to New Gold.  On April 29, 2020 New Gold reported that the mill facility is operating at full capacity with ore supplied from the open pit and medium-grade stockpile, and the mine is operating at approximately 70% of the productivity achieved before the shutdown.  New Gold announced that it has withdrawn its calendar 2020 guidance until the impact of COVID-19 is better understood.

Wassa

On March 27, 2020, Golden Star Resources Ltd. (“Golden Star”) reported that deep drilling in calendar 2019 successfully extended the mineralization at Wassa by 200 meters to the south where the deposit remains open to the south and down dip.  Golden Star further reported that the exploration strategy during calendar 2020 would transition away from growth of the overall resource to infill drilling to help define the potential mine plans for the southern extension of the operation.  According to Golden Star, as of December 31, 2019 the total proven and probable mineral reserves at Wassa contained 1.4 million ounces of gold, and total mineralized material increased over the prior year to approximately 11.2 million contained ounces of gold.

Cortez

During the quarter, Barrick provided the Company with an updated reserve statement and life of mine plan for Cortez.  According to Barrick, as of December 31, 2019, total proven and probable reserves subject to the Company’s royalty interests contained 3.5 million ounces of gold (consisting of 87.0 million tonnes of ore at a grade of 1.26 grams per tonne).  Reserves were calculated at a gold price of $1,200 per ounce.

Further according to Barrick, total gold production at Cortez from the regions subject to the Company’s interests is expected to be approximately 175,000 ounces in calendar 2020, increasing to an approximate average of 425,000 ounces from calendar 2021 through calendar 2026.  The expected production increase from calendar 2020 to calendar 2021 is primarily due to higher contribution from the Crossroads deposit, which is expected to ramp up through calendar 2023 and offset declining production from the other royalty regions.

Third Quarter 2020 Overview

Third quarter revenue was $136.4 million compared to $109.8 million in the prior year quarter, with stream revenue totaling $97.5 million and royalty revenue totaling $39.0 million.  The increase in total revenue for the third quarter compared to the prior year quarter was due to higher average gold and silver prices, as well as an increase in gold sales at Andacollo and Pueblo Viejo and higher copper sales at Mount Milligan.  These increases were partially offset by lower gold sales at Rainy River and Mount Milligan due to a decrease in deliveries.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $22.0 million for the three months ended March 31, 2020 from $19.1 million for the three months ended March 31, 2019.  The increase was primarily due to increased gold sales from Pueblo Viejo and Andacollo and increased gold and silver prices when compared to the prior year quarter.  Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative costs increased to $9.6 million for the three months ended March 31, 2020 from $6.8 million for the three months ended March 31, 2019.  The increase was due to approximately $3.3 million in additional non-cash compensation in the March 2020 quarter primarily as a result of accelerated vesting of certain equity awards in connection with the retirement of the Company’s former President and Chief Executive Officer and former Vice President and General Counsel.

Depreciation, depletion and amortization increased to $51.2 million for the three months ended March 31, 2020 from $39.4 million for the three months ended March 31, 2019.  The increase was primarily due to higher copper sales at

Mount Milligan and higher gold sales at Pueblo Viejo.  An increase in the depletion rates at Mount Milligan and Rainy River as a result of updated reserves, as discussed above, also contributed to the increase in depletion expense.

Interest and other expense decreased to $2.1 million for the three months ended March 31, 2020, from $7.5 million for the three months ended March 31, 2019.  The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior year quarter.  As discussed in the Company’s Form 10-K for the fiscal year ended June 30, 2019,  in June 2019 the Company repaid at maturity the $370 million aggregate principal amount due under its 2.875% convertible senior notes.

During the three months ended March 31, 2020, the Company recognized an income tax expense totaling $8.7 million, compared with an income tax expense of $9.4 million during the three months ended March 31, 2019.  The income tax expense resulted in an effective tax rate of 18.5% in the current period, compared with 24.7% in the prior year quarter.  The effective tax rate for the three months ended March 31, 2020 included income tax benefits resulting from foreign exchange rate movements compared to the U.S. dollar.

As of March 31, 2020, the Company had current assets of $150.6 million compared to current liabilities of $49.8 million resulting in working capital of $100.8 million.  This compares to current assets of $154.7 million and current liabilities of $33.6 million, or working capital of $121.1 million, at June 30, 2019.

During the third quarter, liquidity needs were met from $99.7 million in net cash provided by operating activities and available cash resources. As of March 31, 2020, the Company had $105 million outstanding and $895 million available under its revolving credit facility.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $1 billion of total liquidity as of March 31, 2020.

In April 2020, the Company drew an additional $200 million on its revolving credit facility at an interest rate of LIBOR plus 1.10% for an all-in rate of 2.54%, resulting in a total of $305 million outstanding and $695 million available.  There is no immediate requirement for the additional funds.  However, due to the uncertain environment caused by the COVID-19 pandemic at certain operations where the Company holds a stream or royalty interest, management believes the drawdown is a prudent precautionary measure taken to help ensure cash is readily available to support continued business activities.

Property Highlights

A summary of third quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2.  Calendar year 2020 operator production estimates for these properties compared to actual production at these properties through March 31, 2020 can be found on Table 3.  Results of the streaming business for the third quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the third quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of March 31, 2020, the Company owned interests on 187 properties on five continents, including interests on 42 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:	Third Quarter Earnings Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the third quarter results will be held on Thursday, May 7, 2020, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Forward-Looking Statements:  This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-

looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance, including revenue, expenses, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and dividends; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a low-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2019, and subsequent Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates for calendar 2020, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project mine life, construction completion, current staffing levels and activity focus, underground development, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Third Quarter Fiscal 2020
Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz and lb)

		Three Months Ended			Three Months Ended
		March 31, 2020			March 31, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$32,298			$26,938
	Gold		14,000	oz		15,200	oz
	Copper		4.3	Mlb		2.4	Mlb
Pueblo Viejo		$28,302			$20,787
	Gold		13,100	oz		10,400	oz
	Silver		417,800	oz		469,000	oz
Andacollo	Gold	$22,055	13,900	oz	$15,638	12,000	oz
Rainy River		$4,838			$7,074
	Gold		2,600	oz		5,000	oz
	Silver		47,900	oz		40,800	oz
Wassa	Gold	$8,647	5,600	oz	$5,773	4,400	oz
Other(2)	Gold	$1,320	800	oz	$1,555	1,200	oz
Total stream revenue		$97,460			$77,765
Royalty:
Peñasquito		$7,425			$4,465
	Gold		97,200	oz		37,300	oz
	Silver		8.7	Moz		4.9	Moz
	Lead		60.5	Mlb		34.5	Mlb
	Zinc		124.5	Mlb		72.8	Mlb
Cortez	Gold	$6,400	57,700	oz	$4,127	32,700	oz
Other(2)	Various	$25,152	N/A		$23,421	N/A
Total royalty revenue		$38,977			$32,013
Total revenue		$136,437			$109,778

		Nine Months Ended			Nine Months Ended
		March 31, 2020			March 31, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$93,423			$63,954
	Gold		43,500	oz		38,500	oz
	Copper		10.9	Mlb		5.8	Mlb
Pueblo Viejo		$73,534			$58,504
	Gold		33,100	oz		28,500	oz
	Silver		1,355,800	oz		1.5	Moz
Andacollo	Gold	$63,324	41,800	oz	$51,016	40,900	oz
Rainy River		$19,566			$17,067
	Gold		11,700	oz		12,300	oz
	Silver		133,500	oz		85,600	oz
Wassa	Gold	$18,760	12,500	oz	$17,557	14,000	oz
Other(2)	Gold	$5,458	3600	oz	$7,382	6,000	oz
Total stream revenue		$274,065			$215,480
Royalty:
Peñasquito		$19,422			$12,763
	Gold		228,500	oz		141,000	oz
	Silver		22.6	Moz		14.1	Moz
	Lead		151.7	Mlb		100.4	Mlb
	Zinc		303.6	Mlb		220.1	Mlb
Cortez	Gold	$14,109	120,800	oz	$7,066	59,700	oz
Other(2)	Various	$71,257	N/A		$72,053	N/A
Total royalty revenue		$104,788			$91,882
Total revenue		$378,853			$307,362

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period,  as reported to the Company by operators of the mines.

[2]

Individually, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.  The “Other” category for streams is the Prestea gold stream.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Mar. 31, 2020		Dec. 31, 2019		Sep. 30, 2019		Jun. 30, 2019		Mar. 31, 2019
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	14,000	oz	12,900	oz	16,600	oz	23,100	oz	15,200	oz
		18.75% of payable copper	Copper	4.3	Mlb	4.3	Mlb	2.4	Mlb	2.5	Mlb	2.6	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in gold produced up to 990,000 ounces; 3.75% thereafter	Gold	13,200	oz	10,500	oz	9,500	oz	12,400	oz	10,400	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	417,800	oz	462,400	oz	475,600	oz	553,000	oz	469,000	oz
Andacollo	Teck	100% of gold produced up to 900,000; 50% thereafter	Gold	13,900	oz	13,900	oz	14,000	oz	14,100	oz	12,000	oz
Rainy River	New Gold	6.50% of gold produced up to 230,000 ounces; 3.25% thereafter	Gold	2,600	oz	4,500	oz	4,600	oz	3,500	oz	5,000	oz
		60% of payable silver up to 3.1 million ounces; 30% thereafter	Silver	47,900	oz	51,100	oz	34,500	oz	36,400	oz	40,900	oz
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter(3)	Gold	5,600	oz	3,300	oz	3,600	oz	3,500	oz	4,400	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	97,200	oz	95,800	oz	35,500	oz	17,800	oz	37,300	oz
			Silver	8.7	Moz	9.3	Moz	4.6	Moz	2.3	Moz	4.9	Moz
			Lead	60.5	Mlb	61.5	Mlb	29.7	Mlb	17.0	Mlb	34.5	Mlb
			Zinc	124.5	Mlb	72.1	Mlb	107.1	Mlb	(3.9)	Mlb	72.8	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C	Gold	57,700	oz	28,000	oz	35,100	oz	37,000	oz	32,700	oz

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period, each as reported to the Company by operators of the mines and may differ from the operators’ public reporting.

[2]	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
[3]	The 240,000 ounce threshold includes production from Golden Star’s Prestea mine.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2020
	Full Year Calendar 2020(1)			Production to Date(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	53,000			14,800
Mount Milligan(4)	140,000 - 160,000			33,700
Copper			80 - 90 Million			20.1 Million
Pueblo Viejo(5)	530,000 - 580,000	N/A		143,000	N/A
Rainy River(6)	Withdrawn	Withdrawn		50,400	61,300
Wassa(7)	155,000 - 165,000			N/A
Royalty:
Cortez GSR1	66,500			27,700
Cortez GSR2	109,000			30,000
Cortez GSR3	145,700			17,200
Cortez NVR1	113,200			45,800
Cortez NVR1C	29,900			200
Peñasquito(8)	Withdrawn	Withdrawn		116,000	9.5 Million
Lead			Withdrawn			62 Million
Zinc			Withdrawn			135 Million

[1]

Production estimates received from the operators are for calendar 2020.   There can be no assurance that production estimates received from the operators will be achieved.  Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2019 Form 10-K for information regarding factors that could affect actual results.

[2]	Actual production figures shown are from the operators and cover the period January 1, 2020 through March 31, 2020, unless otherwise noted in footnotes to this table.
[3]	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
[4]	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
[5]

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo. Barrick did not provide estimated or actual silver production.

[6]	The actual production figures shown for Rainy River are produced gold and silver in doré. Estimated production figures are not available as of the date of this press release.
[7]	The estimated production figures shown for Wassa are payable gold in doré. Actual production figures are not available as of the date of this press release.
[8]

The actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré.  The actual lead and zinc production figures shown are payable lead and zinc in concentrate. Estimated production figures are not available as of the date of this press release.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	12,100	14,000	23,100	15,200	8,500	7,100
Pueblo Viejo	10,200	13,200	12,400	10,400	10,200	9,500
Andacollo	9,400	13,900	9,900	12,000	300	4,300
Wassa	3,800	5,600	4,600	4,400	600	1,500
Rainy River	3,600	2,600	4,400	5,000	2,300	1,800
Other	900	800	1,200	1,200	400	400
Total	40,000	50,100	55,600	48,200	22,300	24,600

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	394,700	417,800	553,000	469,000	394,700	475,600
Rainy River	40,800	47,900	35,700	40,800	41,300	36,500
Total	435,500	465,700	588,700	509,800	436,000	512,100

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.4	4.3	2.5	2.6	—	0.8

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	44,900	43,500	46,100	38,500	8,500	7,100
Andacollo	37,700	41,800	35,900	41,000	300	4,300
Pueblo Viejo	33,900	33,100	31,700	28,500	10,200	9,500
Wassa	11,600	12,500	12,300	14,000	600	1,500
Rainy River	12,200	11,700	12,500	12,300	2,300	1,800
Other	3,700	3,600	4,700	6,000	400	400
Total	144,000	146,200	143,200	140,300	22,300	24,600

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	1,274,900	1,355,800	880,200	938,000	394,700	475,600
Rainy River	138,300	133,500	97,500	85,600	41,300	36,500
Total	1,413,200	1,489,300	977,700	1,023,600	436,000	512,100

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2020		March 31, 2019		March 31, 2020	June 30, 2019
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	10.2	11.0	6.8	6.7	—	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31, 2020	June 30, 2019
ASSETS
Cash and equivalents	$93,715	$119,475
Royalty receivables	32,322	20,733
Income tax receivable	11,361	2,702
Stream inventory	11,947	11,380
Prepaid expenses and other	1,232	389
Total current assets	150,577	154,679
Stream and royalty interests, net	2,317,413	2,339,316
Other assets	81,874	50,156
Total assets	$2,549,864	$2,544,151
LIABILITIES
Accounts payable	$1,501	$2,890
Dividends payable	18,359	17,372
Income tax payable	21,027	6,974
Other current liabilities	8,943	6,374
Total current liabilities	49,830	33,610
Debt	100,154	214,554
Deferred tax liabilities	86,776	88,961
Uncertain tax positions	36,441	36,573
Other long-term liabilities	6,128	-
Total liabilities	279,329	373,698
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,512,248 and 65,440,492 shares outstanding, respectively	655	655
Additional paid-in capital	2,209,098	2,201,773
Accumulated earnings (losses)	30,483	65,747
Total Royal Gold stockholders’ equity	2,240,236	2,136,681
Non-controlling interests	30,299	33,772
Total equity	2,270,535	2,170,453
Total liabilities and equity	$2,549,864	$2,544,151

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenue	$136,437	$109,778	$378,853	$307,362
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	21,961	19,075	63,149	53,764
General and administrative	9,551	6,798	23,658	24,147
Production taxes	851	1,006	2,934	3,206
Exploration costs	565	330	4,705	5,534
Depreciation, depletion and amortization	51,228	39,368	130,038	120,726
Total costs and expenses	84,156	66,577	224,484	207,377
Operating income	52,281	43,201	154,369	99,985
Fair value changes in equity securities	(3,819)	1,781	(4,972)	(3,318)
Interest and other income	620	499	1,621	1,089
Interest and other expense	(2,088)	(7,499)	(7,139)	(22,786)
Income before income taxes	46,994	37,982	143,879	74,970
Income tax (expense) benefit	(8,702)	(9,388)	3,700	(11,355)
Net income and comprehensive income	38,292	28,594	147,579	63,615
Net loss and comprehensive loss attributable to non-controlling interests	262	178	2,750	3,753
Net income and comprehensive income attributable to Royal Gold common stockholders	$38,554	$28,772	$150,329	$67,368
Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.59	$0.44	$2.30	$1.03
Basic weighted average shares outstanding	65,511,878	65,398,369	65,501,678	65,389,499
Diluted earnings per share	$0.59	$0.44	$2.29	$1.03
Diluted weighted average shares outstanding	65,600,770	65,515,234	65,626,400	65,494,902
Cash dividends declared per common share	$0.59	$0.265	$0.825	$0.78

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net income and comprehensive income	$38,292	$28,594	$147,579	$63,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	51,228	39,368	130,038	120,726
Amortization of debt discount and issuance costs	285	4,018	851	11,882
Non-cash employee stock compensation expense	4,644	1,440	8,283	5,510
Fair value changes in equity securities	3,819	(1,781)	4,972	3,318
Deferred tax (benefit) expense	(991)	(5,022)	(37,117)	(5,329)
Other	(148)	—	(148)	—
Changes in assets and liabilities:
Royalty receivables	(3,875)	(1,895)	(11,589)	(1,198)
Stream inventory	3,389	(4,458)	(567)	(3,102)
Income tax receivable	(1,690)	4,003	(8,658)	(8,750)
Prepaid expenses and other assets	1,249	169	(5,771)	2,474
Accounts payable	(366)	2,700	(1,295)	(4,326)
Income tax payable	6,662	5,512	14,054	(2,002)
Uncertain tax positions	(3,362)	933	(132)	3,130
Other liabilities	563	3,860	8,695	(5,039)
Net cash provided by operating activities	$99,699	$77,441	$249,195	$180,909
Cash flows from investing activities:
Acquisition of stream and royalty interests	(35,438)	(1,000)	(107,855)	(1,055)
Purchase of equity securities	(50)	(4)	(461)	(3,573)
Other	(1,547)	(70)	3,227	(157)
Net cash used in investing activities	$(37,035)	$(1,074)	$(105,089)	$(4,785)
Cash flows from financing activities:
Repayment of debt	(30,000)	—	(115,000)	—
Net payments from issuance of common stock	(1,510)	235	(4,257)	(1,982)
Common stock dividends	(18,356)	(17,360)	(53,111)	(50,114)
Contributions from non-controlling interest	600	420	3,300	3,210
Other	(187)	(202)	(798)	8
Net cash used in financing activities	$(49,453)	$(16,907)	$(169,866)	$(48,878)
Net increase (decrease) in cash and equivalents	13,211	59,460	(25,760)	127,246
Cash and equivalents at beginning of period	80,504	156,536	119,475	88,750
Cash and equivalents at end of period	$93,715	$215,996	$93,715	$215,996

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.

Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.

2.

Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

3.

Net debt is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) at the end of a period minus cash and equivalents for that same date. Net debt to adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt for a period divided by adjusted EBITDA (as defined above) for that same period. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because it could be used to reduce our debt obligations. A limitation associated with using net debt is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.

4.

Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(amounts in thousands)	2020	2019	2020	2019	2020	2019
Net income and comprehensive income	$38,292	$28,594	$147,579	$63,615	$173,045	$87,622
Depreciation, depletion and amortization	51,228	39,368	130,038	120,726	172,369	163,043
Non-cash employee stock compensation	4,644	1,440	8,283	5,510	9,390	7,832
Fair value changes in equity securities	3,819	(1,781)	4,972	3,318	8,454	3,318
Interest and other, net	1,468	7,000	5,518	21,697	11,151	29,209
Income tax expense (benefit)	8,702	9,388	(3,700)	11,355	2,443	16,083
Non-controlling interests in operating loss of consolidated subsidiaries	410	178	2,898	3,753	3,891	6,396
Adjusted EBITDA	$108,563	$84,187	$295,588	$229,974	$380,743	$313,503

Adjusted net income and adjusted net income per share:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(amounts in thousands, except per share data)	2020	2019	2020	2019
Net income and comprehensive income attributable to Royal Gold common stockholders	$38,554	$28,772	$150,329	$67,368
Fair value changes in equity securities	3,819	(1,781)	4,972	3,318
Non-recurring non-cash employee stock compensation	3,338	—	3,338	—
Tax effect of adjustments	(1,403)	475	(1,634)	(710)
Adjusted net income attributable to Royal Gold common stockholders	44,308	27,466	$157,005	$69,976

Net income attributable to Royal Gold common stockholders per diluted share	$0.59	$0.44	2.29	1.03
Fair value changes in equity securities	0.06	(0.03)	0.08	0.05
Non-recurring non-cash employee stock compensation	0.05	—	0.05	—
Tax effect of adjustments	(0.02)	0.01	(0.02)	(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.68	$0.42	$2.40	$1.07

Net debt and net debt to adjusted EBITDA:

March 31,
(amounts in thousands)	2020
Debt	$100,154
Debt issuance costs	4,846
Cash and equivalents	(93,715)
Net debt	$11,285

Twelve months ended March 31, 2020 adjusted EBITDA	$380,743
Net debt to adjusted EBITDA	.03x

Free cash flow:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(amounts in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$99,699	$77,441	$249,195	$180,909
Acquisition of stream and royalty interests	(35,438)	(1,000)	(107,855)	(1,055)
Free cash flow	$64,261	$76,441	$141,340	$179,854

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.

Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.

3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.